Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Michael R. Dougherty	Lauren Mason (215) 519-3889
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS

YEAR END 2003 FINANCIAL RESULTS

EXTON, Pa., March 2, 2004 — Adolor Corporation (NASDAQ: ADLR) today reported financial results for the fourth quarter and year ended December 31, 2003.

For the twelve months ended December 31, 2003, the Company reported a net loss of $51.2 million or $1.57 per basic and diluted share, compared to a net loss of $60.5 million or $1.94 per basic and diluted share for the same period in 2002. For the three months ended December 31, 2003, the Company reported a net loss of $14.5 million or $0.41 per basic and diluted share, compared to a net loss of $12.0 million or $0.38 per basic and diluted share in the three months ended December 31, 2002.

“2003 was a year of accomplishment and evolution for Adolor,” commented Bruce A. Peacock, president and chief executive officer of Adolor Corporation. “We have now completed accrual in our Entereg™ Phase III POI clinical development program. We added to our product portfolio by in-licensing a sterile lidocaine patch for treating post surgery incisional pain. On the financial front, we strengthened our balance sheet with the completion of a financing in November, raising net proceeds of $112 million and we entered 2004 with cash and investments of $210 million. Entereg™ recently received FDA Fast Track designation for the management of postoperative ileus, and we are focused on submitting a New Drug Application for Entereg™ late in the first half of 2004.”

Contract revenues for the twelve months ended December 31, 2003 were $20.7 million, compared to $28.4 million in the same period of 2002. Contract revenues for the three months ended December 31, 2003 were $4.1 million, compared to $8.6 million in the same period of 2002. These decreases relate principally to a decrease in expenses incurred and reimbursed pursuant to the Company’s collaboration agreement with Glaxo Group Limited (“Glaxo”) for the development and commercialization of Entereg™ (alvimopan) for certain indications.

Research and development expenses in the twelve months ended December 31, 2003 were $56.7 million, compared to $71.7 million for the same period in 2002. Research and development expenses in the three months ended December 31, 2003 were $13.4 million, compared to $16.9 million for the same period in 2002. These decreases are primarily due to decreases in costs related to the clinical testing of Entereg™.

Marketing, general and administrative expenses decreased to $17.6 million in 2003 from $21.7 million in 2002, resulting principally from reductions in compensation related expenses and a decrease in financial advisory and legal fees incurred in 2002 in connection with the execution of the Company’s collaboration agreement with Glaxo. Marketing, general and administrative expenses increased to $5.6 million in the three months ended December 31, 2003 from $4.7 million in the same period in 2002, resulting principally from increases in market research expenses related to Entereg™.

As of December 31, 2003, Adolor had approximately $210.2 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain, as well as being developed for treating chronic constipation in patients not using opioids. Adolor is collaborating with Glaxo for the development and commercialization of Entereg™. Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors Adolor’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Adolor’s product candidates, including alvimopan, may not be successful; the risk that Adolor may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, or otherwise; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission (“SEC”).

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003, Adolor’s Report on Form 10-Q for the quarter ended March 31, 2003 filed May 14, 2003, Adolor’s Report on Form 10-Q for the quarter ended June 30, 2003 filed August 7, 2003, Adolor’s Report on Form 10-Q for the quarter ended September 30, 2003 filed October 29, 2003, and Adolor’s Registration Statement on Form S-3 filed October 16, 2003 (File # 333-107998). We urge you to carefully review and consider the disclosures found in our filing which are available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED DECEMBER 31,		FOR THE TWELVE MONTHS ENDED DECEMBER 31,
	2003	2002	2003	2002
REVENUES
Contract revenues	$4,121,426	$8,565,807	$20,726,637	$28,409,417

OPERATING EXPENSES
Research and development	13,427,426	16,943,004	56,653,827	71,705,449
Marketing, general and administrative	5,638,694	4,664,089	17,648,178	21,693,270

Total operating expenses	19,066,120	21,607,093	74,302,005	93,398,719

Operating loss	(14,944,694)	(13,041,286)	(53,575,368)	(64,989,302)
Interest income and other, net	397,379	993,839	2,369,149	4,464,832

Net loss	$(14,547,315)	$(12,047,447)	$(51,206,219)	$(60,524,470)

Basic and diluted net loss per share	$(0.41)	$(0.38)	$(1.57)	$(1.94)

Shares used in computing basic and diluted net loss per share	35,534,010	31,414,759	32,585,928	31,252,004

BALANCE SHEET DATA

(Unaudited)

	DECEMBER 31, 2003	DECEMBER 31, 2002
Cash, cash equivalents and short-term investments	$210,174,491	$153,984,609
Working capital	195,530,951	140,290,044
Total assets	224,663,741	168,271,281
Total stockholders’ equity	165,278,934	100,727,716